Exhibit 5.1

Baker & McKenzie LLP 2300 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201, USA

Tel: +1 214 978 3000
Fax: +1 214 978 3099
www.bakernet.com

January 23, 2007

Pilgrim’s Pride Corporation

4845 U.S. Highway 271 North

Pittsburg, TX 75686-0093

File No.: 24176686-161

Ladies and Gentlemen:

We have acted as counsel to Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-130113) filed with the Securities and Exchange Commission on December 5, 2005, including the Prospectus dated December 2, 2005, as supplemented by the Prospectus Supplement dated January 19, 2007 (the registration statement, as amended to date, is hereafter referred to as the “Registration Statement”) relating to the public offering of $400,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2015 (the “Senior Notes”) and $250,000,000 aggregate principal amount of its 8 3/8% Senior Subordinated Notes due 2017 (the “Subordinated Notes”, and together with the Senior Notes, the “Notes”).

In reaching the conclusions expressed herein, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company; (ii) copies of resolutions of the Board of Directors of the Company, or committees thereof, authorizing the issuance of the Notes and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) form of Indenture to be dated on or about January 24, 2007, as supplemented, from the Company to Wells Fargo Bank, National Association, as Trustee (the “Trustee”), providing for the issuance of the Senior Notes (the “Senior Indenture”); (v) the form of Indenture dated January 24, 2007, as supplemented, from the Company to the Trustee, providing for the issuance of the Subordinated Notes (the “Subordinated Indenture”); and (vi) such other documents and instruments as we have deemed necessary for the expression of opinion herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based on the foregoing, we are of the opinion that:

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(i)	the Senior Notes have been duly authorized by the Company and, when executed and authenticated by the Trustee in accordance with the Senior Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of the Agreement, will have been validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Senior Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or at law); and

(ii)	the Subordinated Notes have been duly authorized by the Company and, when executed and authenticated by the Trustee in accordance with the Subordinated Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of the Agreement, will have been validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Subordinated Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or at law).

This opinion letter may be filed or incorporated by reference as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

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